As filed with the Securities and Exchange Commission on May 21, 2025

Registration No. 333-283209

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

Form S-3 Registration Statement No. 333-283209

UNDER

THE SECURITIES ACT OF 1933

ACELYRIN, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	85-2406735 (IRS Employer Identification No.)

4149 Liberty Canyon Road

Agoura Hills, California 91301

(805) 730-0360

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

Sara Klein

President and Secretary

ACELYRIN, INC.

4149 Liberty Canyon Road

Agoura Hills, California 91301

(805) 730-0360

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Kristin VanderPas David Peinsipp Cooley LLP 3 Embarcadero Center, 20th Floor San Francisco, California 94111 (415) 693-2000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statement on Form S-3 (the “Registration Statement”), which was previously filed by ACELYRIN, Inc., a Delaware corporation (“ACELYRIN”) with the U.S. Securities and Exchange Commission (the “SEC”) and is being filed to deregister any and all securities that remain unsold or otherwise unissued as of the date hereunder under each such Registration Statement:

1.	Registration Statement on Form S-3 (File No. 333-283209) filed with the SEC on November 13, 2024, registering an indeterminate number of (a) shares of ACELYRIN’s common stock, par value $0.00001 per share (“Common Stock”), (b) shares of ACELYRIN’s preferred stock, par value $0.00001 per share, (c) debt securities, and (d) warrants to purchase Common Stock.

On February 6, 2025, ACELYRIN entered into an Agreement and Plan of Merger, which was subsequently amended on April 20, 2025 (as amended, the “Merger Agreement”), with Alumis Inc., a Delaware corporation (“Alumis”), and Arrow Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Alumis (“Merger Sub”).

On May 21, 2025, ACELYRIN completed its merger with Merger Sub pursuant to the terms of the Merger Agreement, whereby Merger Sub merged with and into ACELYRIN (the “Merger”), in accordance with the General Corporation Law of the State of Delaware, with ACELYRIN continuing as the surviving corporation and as a wholly owned subsidiary of Alumis. As a result of the Merger, the Registrant has terminated any and all offerings of the Registrant’s securities pursuant to its existing registration statement under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance under the Registration Statement that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all such securities of the Registrant registered pursuant to the Registration Statement that remain unsold or otherwise unissued as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Agoura Hills, California, on May 21, 2025.

ACELYRIN, INC.

By:	/s/ Sara Klein
Sara Klein
President and Secretary

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 in reliance upon Rule 478 under the Securities Act of 1933, as amended.